Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kirby Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Kirby Corporation and consolidated subsidiaries of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Kirby Corporation and consolidated subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Kirby Corporation and consolidated subsidiaries filed February 27, 2008.  Our report refers to a change in the methods of accounting for pension and other post retirement benefits and for share-based payment in 2006.

/s/ KPMG LLP

Houston, Texas
July 25, 2008